Exhibit 99.1

News Release

PartnerRe Ltd. Reports Fourth Quarter and Full Year 2011 Results

•	Fourth Quarter Operating Loss per share of $2.06; Net Loss per share of $0.49

•	Fourth Quarter Annualized Operating ROE of (8.8)%; Annualized Net Income ROE of (2.1)%

•	Full Year Operating Loss per share of $9.50; Net Loss per share of $8.40

•	Full Year Operating ROE of (10.1)%; Net Income ROE of (9.0)%

•	Book Value of $84.82 per share, down 1% for the quarter, and down 10% for the full year

PEMBROKE, Bermuda, February 6, 2012 — PartnerRe Ltd. (NYSE, Euronext: PRE) today reported a net loss of $17.6 million, or $0.49 per share for the fourth quarter of 2011. This net loss includes net after-tax realized and unrealized gains on investments of $56.4 million, or $0.85 per share. Net income for the fourth quarter of 2010 was $57.0 million, or $0.65 per share, including net after-tax realized and unrealized losses on investments of $71.8 million, or $0.96 per share. The Company recorded an operating loss of $137.7 million, or $2.06 per share for the fourth quarter of 2011. This compares to operating earnings of $98.8 million, or $1.33 per share, for the fourth quarter of 2010.

Net loss for the full year 2011 was $520.3 million, or $8.40 per share. This net loss includes net after-tax realized and unrealized gains on investments of $15.1 million, or $0.23 per share. Net income for the full year 2010 was $852.6 million, or $10.46 per share, including net after-tax realized and unrealized gains on investments of $301.5 million, or $3.86 per share. Operating loss for the full year 2011 was $641.6 million, or $9.50 per share. This compares to operating earnings of $491.8 million, or $6.29 per share, for the full year 2010.

Operating earnings or loss excludes net after-tax realized and unrealized investment gains and losses, net after-tax foreign exchange gains and losses, and net after-tax interest in results of equity investments, and is calculated after payment of preferred dividends. All references to per share amounts in the text of this press release are on a fully diluted basis.

Commenting on results for the fourth quarter and full year 2011, PartnerRe President & Chief Executive Officer Costas Miranthis said, “2011 was a very challenging year. The industry experienced a number of significant catastrophe events during the year, and as a leading global catastrophe reinsurer, we were impacted by these events. While the 2011 catastrophic events resulted in a significant operating loss for PartnerRe, our strong capital base enabled us to withstand this series of catastrophe losses. With total capital in excess of $7 billion, we are well-positioned to benefit from opportunities as the reinsurance market improves.”

Mr. Miranthis added, “During the January 1 renewals, we saw encouraging signs in most of our business lines. Chronic premium rate erosion appears to have been halted nearly

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

everywhere, and risk-adjusted premium rates increased in several areas – some significantly and some more modestly. In this environment, we are pleased with the outcome of the January renewal. We achieved a better balanced risk profile to optimize risk adjusted returns and we added a number of new client relationships. Finally, as we announced last week, we have increased our common share dividend for the nineteenth consecutive year.”

Highlights for the fourth quarter of 2011 and full year 2011 compared to the same periods in 2010 include:

Results of operations:

•

For the fourth quarter, net premiums written were up 7%, or 6% on a constant foreign exchange basis, to $880 million primarily related to new business, increased treaty participations, higher positive premium adjustments within the Global (Non-U.S.) Specialty sub-segment, and increased agricultural premiums within the North America sub-segment. These increases were partially offset by the effect of the Company’s decisions in prior quarters to cancel and non-renew business in order to reposition its portfolios, coupled with a continued competitive pricing environment in many markets and a decrease in premiums in our Life segment. For the full year 2011, net premiums written were down 5% to $4.5 billion driven primarily by the effect of the cancellations and non-renewals in the Global (Non-U.S.) P&C sub-segment. These decreases were partially offset by increases in the North America sub-segment and Life segment, and foreign exchange increased net premiums written by 2%.

•

For the fourth quarter, net premiums earned were down 2%, or 4% on a constant foreign exchange basis, to $1.2 billion primarily due to the impact of cancelled and non-renewed business in the Global (Non-U.S.) P&C and Catastrophe sub-segments, partially offset by increases in the Global (Non-U.S.) Specialty sub-segment and the North America sub-segment’s agriculture business. For the full year 2011, net premiums earned were down 3%, or 6% on a constant exchange basis, to $4.6 billion primarily due to the impact of cancelled and non-renewed business in the Global (Non-U.S) P&C, Catastrophe and Global (Non-U.S.) Specialty sub-segments, partially offset by growth in the North America sub-segment’s agriculture business and the Life segment.

•

For the fourth quarter, the Non-life combined ratio was 121.7%. The Non-life combined ratio included 12.4 points (or $120 million) of fourth quarter catastrophe losses related to the Thailand floods, 21.6 points (or $210 million) of net losses on prior quarter events and 5.3 points (or $52 million) of net favorable loss development on prior accident years. Favorable loss development on prior year reserves was lower than the level reported in previous quarters due to a higher frequency of mid-sized

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

losses reported this quarter. The net losses on prior quarter events were identified during claims audits conducted by the Company during the fourth quarter and related to the Japan earthquake and resulting tsunami (Japan earthquake), and the 2011 New Zealand earthquakes. Included in the net loss is $50 million gross ($48 million net) of additional catastrophe loss reserves, above the sum of the current point estimates, related to all of the 2011 catastrophic events, given the uncertainty surrounding these complex and volatile events. For the full year 2011, the Non-life combined ratio was 125.4% and included 45.3 points (or $1,733 million) related to the 2011 catastrophic events including the Japan earthquake, the 2011 New Zealand earthquakes, the Thailand floods, the April and May 2011 U.S. tornados, the Australian cyclone and flood events, losses related to an aggregate contract covering events in Australia and New Zealand and the additional catastrophe loss reserves described in the quarterly result (together “the 2011 catastrophic events”). The Non-life combined ratio also included 13.8 points (or $530 million) of net favorable loss development on prior accident years.

•

For the full year 2011, our total direct losses related to the 2011 catastrophic events, including the additional catastrophe loss estimates described above, are estimated to be $1,790 million pre-tax, net of reinstatements, reinsurance and commission adjustments, and include $1,733 million in our Non-life segment, $3 million in our Life segment and $54 million in our Corporate and Other segment primarily related to insurance-linked securities.

•

For the fourth quarter, net investment income was down 4% to $156 million primarily reflecting lower reinvestment rates, which was partially offset by the positive impact of foreign exchange of 1%. For the full year 2011, net investment income was down 6% to $629 million primarily due to lower reinvestment rates.

•

For the fourth quarter, pre-tax net realized and unrealized investment gains were $74 million and primarily related to gains on equity securities. For the full year 2011, pre-tax net realized and unrealized investment gains were $67 million primarily due to decreases in risk-free interest rates, partially offset by widening credit spreads.

•

For the fourth quarter, the effective tax rate on operating losses and non-operating earnings was (20)% and (19)%, respectively. For the full year 2011, the effective tax rate on operating losses and non-operating earnings was (9)% and 22%, respectively.

Balance sheet and capitalization:

•	Total investments, cash and funds held – directly managed at December 31, 2011 were down 2% at $17.9 billion compared to December 31, 2010.

•	Net Non-life loss and loss expense reserves were up 6% to $10.9 billion at December 31, 2011 when compared to December 31, 2010 primarily due to the impact of the 2011 catastrophic events.

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

•	Net policy benefits for life and annuity contracts were down 6% to $1.6 billion when compared to December 31, 2010.

•

Total capital was $7.3 billion at December 31, 2011, down 9% from $8.0 billion at December 31, 2010. The decrease was due to the comprehensive loss of $537 million for the full year 2011, which was primarily driven by the net loss of $520 million, and share repurchases and dividends paid in 2011, partially offset by the issuance of $374 million 7.25% Series E Cumulative Redeemable Preferred Shares in June 2011.

•

During the fourth quarter of 2011, the Company repurchased approximately 2.6 million common shares at a total cost of approximately $170 million. For the full year 2011, the Company repurchased approximately 5.4 million common shares at a total cost of approximately $396 million. Approximately 5.3 million common shares now remain under the current repurchase authorization.

•	Total shareholders’ equity was $6.5 billion at December 31, 2011 compared to $7.2 billion at December 31, 2010. The decrease was primarily driven by the factors described above under total capital.

•	Book value per common share at December 31, 2011 was $84.82 on a fully diluted basis compared to $93.77 per diluted share at December 31, 2010.

Segment and sub-segment highlights for the fourth quarter of 2011 and full year 2011 compared to the same periods of 2010 include:

Non-life:

•

For the fourth quarter of 2011, all Non-life sub-segments, except for the Global (Non-U.S.) P&C sub-segment, reported an increase in net premiums written compared to the fourth quarter of 2010 due to new business, increased treaty participations, positive premium adjustments in certain lines of business, and reinstatement premiums. For the full year 2011, all sub-segments, with the exception of the North America sub-segment, reported a reduction in net premiums written compared to the full year 2010. The reductions in net premiums written are primarily related to the effect of the Company’s decision to cancel and non-renew business in order to reposition portfolios, including reducing the exposures and limits of its catastrophe-exposed business, and also reflects the continued competitive pricing environment in many markets.

•

For the fourth quarter, the North America sub-segment’s net premiums written were up 20% primarily due to an increased level of bound agricultural premiums for the 2011 underwriting year compared to the 2010 underwriting year. This sub-segment reported a technical ratio of 88.2%, which included 7.1 points (or $20 million) of net favorable prior year loss development. For the full year 2011, the North America sub-segment’s net premiums written were up 8% primarily due to the same factor

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

describing the fourth quarter. This sub-segment reported a technical ratio of 89.6%, which included 16.7 points (or $189 million) of net favorable prior year loss development and 4.4 points (or $50 million) of losses related to the 2011 catastrophic events.

•

For the fourth quarter, the Global (Non-U.S.) P&C sub-segment’s net premiums written were down 18%, or 20% on a constant foreign exchange basis, due to the effect of cancellations and non-renewals in prior quarters in all lines of this sub-segment, driven by decreases in pricing and a reduction in catastrophe exposed business. These decreases were partially offset by the impact of new business written. This sub-segment reported a technical ratio of 121.4%, which included 42.1 points (or $81 million) of losses related to the Thailand floods, 13.7 points (or $26 million) of net favorable prior year loss development and 3.7 points (or $7 million) of net adverse prior quarter loss development. For the full year 2011, the Global (Non-U.S.) P&C sub-segment’s net premiums written were down 24%, for the same reasons describing the fourth quarter. This sub-segment reported a technical ratio of 99.8%, which included 19.7 points (or $149 million) of losses related to the 2011 catastrophic events and 15.3 points (or $116 million) of net favorable prior year loss development.

•

For the fourth quarter, the Global (Non-U.S.) Specialty sub-segment’s net premiums written were up 17%, or 16% on a constant foreign exchange basis, primarily due to new business, increased treaty participations within the credit/surety line of business and positive premium adjustments in certain other lines of business, which were partially offset by the effects of the repositioning of the Company’s portfolio. This sub-segment’s technical ratio of 102.1% included 7.5 points (or $26 million) of losses related to the Thailand floods, 1.8 points (or $7 million) of net favorable prior year loss development and 2.8 points (or $10 million) of favorable prior quarter loss development. For the full year 2011, the Global (Non-U.S.) Specialty sub-segment’s net premiums written were down 3%, due mainly to the Company’s decision to cancel and non-renew business. These declines in net premiums written were partially offset by the factors describing the increase in net premiums written during the fourth quarter of 2011. This sub-segment’s technical ratio of 92.9% included 9.4 points (or $129 million) of net favorable prior year loss development and 4.8 points (or $65 million) of losses related to the 2011 catastrophic events.

•

For the fourth quarter, the Catastrophe sub-segment’s net premiums written were up from $10 million in 2010 to $21 million in 2011 primarily related to additional reinstatement premiums associated with the increase in our Japan earthquake loss estimates. This sub-segment’s technical ratio of 183.5% included net losses on prior quarters events of 152.4 points (or $217 million) and 8.7 points (or $13 million) of losses related to the Thailand floods. The net losses on prior quarters’ events was primarily related to the increases in our Japan and New Zealand earthquakes loss

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

estimates and the additional catastrophe loss reserves described in the Non-life quarterly result. For the full year 2011, the Catastrophe sub-segment’s net premiums written were down 13%, or 15% on a constant foreign exchange basis, primarily due to the reduction of certain catastrophe limits and exposures as part of the portfolio rebalancing. This sub-segment’s technical ratio of 258.7% included 260.7 points (or $1,469 million) of losses related to the 2011 catastrophic events, including the additional catastrophe loss reserves as described in the Non-life result, and 16.8 points (or $96 million) of net favorable prior year loss development.

Life:

•

For the fourth quarter of 2011, the Life segment’s net premiums written decreased by 10%. Without the favorable effect of foreign exchange, net premiums written would have decreased by 11% primarily due to the restructuring of a longevity treaty from a traditional treaty to a swap basis during the first quarter of 2011, which was partially offset by new mortality and longevity business. For the full year 2011, the Life segment’s net premiums written increased by 6%, or 2% on a constant foreign exchange basis. This increase was primarily due to growth in the longevity and mortality business compared to the same period in 2010, partially offset by the impact of the restructured treaty described in the fourth quarter result.

•

The Life allocated underwriting result, which includes allocated investment income and operating expenses, decreased to $6 million for the fourth quarter of 2011 compared to $12 million in the same period in 2010, primarily due to a lower level of net favorable development. The Life allocated underwriting result increased to $39 million for the full year 2011 compared to $20 million in the same period in 2010 primarily due to a charge of $20 million recorded in the second quarter of 2010 related to an impaired life annuity treaty.

Corporate and Other:

•

For the fourth quarter, investment and capital markets activities contributed income of $211 million to pre-tax net loss, excluding investment income allocated to the Life segment. Of this amount, income of $139 million was included in pre-tax operating loss and an additional $72 million in net realized and unrealized gains on investments and losses from equity investee companies was included in pre-tax net loss. For the full year 2011, investment and capital markets activities contributed income of $617 million to pre-tax net loss, excluding Life investment income. Of this amount, income of $556 million was included in pre-tax operating loss and $61 million in net realized and unrealized gains on investments and losses from equity investee companies was included in pre-tax net loss.

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

The Company has posted its fourth quarter 2011 financial supplement on its website www.partnerre.com in the Investor Relations section on the Financial Reports page under Supplementary Financial Data, which includes a reconciliation of GAAP and non-GAAP measures.

The Company will hold a dial-in conference call and question and answer session with investors at 10 a.m. Eastern tomorrow, February 7. Investors and analysts are encouraged to call in 15 minutes prior to the commencement of the call. The conference call can be accessed by dialing (800) 768-6570 or, from outside the United States, by dialing (785) 830-1942. The media are invited to listen to the call live over the Internet on the Investor Relations section of PartnerRe’s web site, www.partnerre.com. To listen to the webcast, please log on to the broadcast at least five minutes prior to the start.

Net income/loss per share is defined as net income/loss available to common shareholders divided by the weighted average number of fully diluted shares outstanding for the period. Net income/loss available to common shareholders is defined as net income/loss less preferred dividends. Operating earnings/loss is defined as net income/loss available to common shareholders excluding after-tax net realized and unrealized gains/losses on investments, after-tax net foreign exchange gains/losses and after-tax interest in earnings/losses of equity investments. Operating earnings/loss per share is defined as operating earnings/loss divided by the weighted average number of fully diluted shares outstanding for the period.

The Company uses operating earnings, diluted operating earnings per share and annualized operating return on beginning diluted book value per common and common share equivalents outstanding to measure performance, as these measures focus on the underlying fundamentals of our operations without the impact of after-tax net realized and unrealized gains/losses on investments, after-tax net foreign exchange gains/losses, and the after-tax interest in earnings/losses of equity investments, where the Company does not control the investee companies’ activities. The Company uses technical ratio and technical result as measures of underwriting performance. The technical ratio is defined as the sum of the loss and acquisition ratios. These metrics exclude other operating expenses. The Company also uses combined ratio to measure results for the Non-life segment. The combined ratio is the sum of the technical and other operating expense ratios. The Company uses allocated underwriting result as a measure of underwriting performance for its Life operations. This metric is defined as net premiums earned, other income or loss and allocated net investment income less life policy benefits, acquisition costs and other operating expenses. The

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

Company uses total capital, which is defined as total shareholders’ equity, long-term debt, senior notes and CENts, to manage the capital structure of the Company.

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, mortality, longevity and health, and alternative risk products. For the year ended December 31, 2011, total revenues were $5.4 billion. At December 31, 2011, total assets were $22.9 billion, total capital was $7.3 billion and total shareholders’ equity was $6.5 billion.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, credit, interest, currency and other risks associated with the Company’s investment portfolio, adequacy of reserves, levels and pricing of new and renewal business achieved, changes in accounting policies, risks associated with implementing business strategies, and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward- looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co.
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Briana Kelly
Media Contact: Celia Powell

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

PartnerRe Ltd.

Consolidated Statements of Operations and Comprehensive (Loss) Income

(Expressed in thousands of U.S. dollars, except share and per share data)

(Unaudited)

	For the three months ended December 31, 2011	For the three months ended December 31, 2010	For the year ended December 31, 2011	For the year ended December 31, 2010
Revenues
Gross premiums written	$897,962	$827,301	$4,633,054	$4,885,266

Net premiums written	$879,886	$820,605	$4,486,329	$4,705,116
Decrease in unearned premiums	301,515	384,041	161,425	71,355

Net premiums earned	1,181,401	1,204,646	4,647,754	4,776,471
Net investment income	155,540	160,804	629,148	672,782
Net realized and unrealized investment gains (losses)	74,553	(83,201)	66,692	401,482
Other income	3,072	5,079	7,915	10,470

Total revenues	1,414,566	1,287,328	5,351,509	5,861,205

Expenses
Losses and loss expenses and life policy benefits	1,069,204	817,772	4,372,570	3,283,618
Acquisition costs	238,772	246,617	938,361	972,537
Other operating expenses	113,033	133,245	434,846	539,751
Interest expense	12,219	12,181	48,949	44,413
Amortization of intangible assets	8,893	8,821	36,405	31,461
Net foreign exchange (gains) losses	(14,655)	8,260	(34,675)	20,686

Total expenses	1,427,466	1,226,896	5,796,456	4,892,466

(Loss) income before taxes and interest in (losses) earnings of equity investments	(12,900)	60,432	(444,947)	968,739
Income tax expense	3,341	10,892	68,972	128,784
Interest in (losses) earnings of equity investments	(1,402)	7,495	(6,372)	12,597

Net (loss) income	$(17,643)	$57,035	$(520,291)	$852,552

Preferred dividends	$15,405	$8,631	$47,020	$34,525

Operating (loss) earnings available to common shareholders	$(137,688)	$98,782	$(641,609)	$491,807

Comprehensive (loss) income, net of tax	$(22,420)	$49,184	$(536,991)	$771,681

Per share data:
(Loss) earnings per common share:
Basic operating (loss) earnings	$(2.06)	$1.35	$(9.50)	$6.40
Net realized and unrealized investment gains (losses), net of tax	0.85	(0.98)	0.23	3.92
Net foreign exchange gains, net of tax	0.75	0.19	0.98	0.17
Interest in (losses) earnings of equity investments, net of tax	(0.03)	0.10	(0.11)	0.16

Basic net (loss) income	$(0.49)	$0.66	$(8.40)	$10.65

Weighted average number of common shares outstanding	66,877,136	73,168,613	67,558,732	76,839,519

Diluted operating (loss) earnings	$(2.06)	$1.33	$(9.50)	$6.29
Net realized and unrealized investment gains (losses), net of tax	0.85	(0.96)	0.23	3.86
Net foreign exchange gains, net of tax	0.75	0.19	0.98	0.16
Interest in (losses) earnings of equity investments, net of tax	(0.03)	0.09	(0.11)	0.15

Diluted net (loss) income	$(0.49)	$0.65	$(8.40)	$10.46

Weighted average number of common shares and common share equivalents outstanding	66,877,136	74,494,724	67,558,732	78,234,312
Dividends declared per common share	$0.60	$0.55	$2.35	$2.05

PartnerRe Ltd.

Consolidated Balance Sheets

(Expressed in thousands of U.S. dollars, except per share and parenthetical share and per share data)

(Unaudited)

	December 31, 2011	December 31, 2010
Assets
Investments:
Fixed maturities, trading securities, at fair value	$13,941,829	$12,824,389
Short-term investments, trading securities, at fair value	42,571	49,397
Equities, trading securities, at fair value	944,691	1,071,676
Other invested assets	358,154	352,405

Total investments	15,287,245	14,297,867
Funds held – directly managed	1,268,010	1,772,118
Cash and cash equivalents, at fair value, which approximates amortized cost	1,342,257	2,111,084
Accrued investment income	189,074	201,928
Reinsurance balances receivable	2,059,976	2,076,884
Reinsurance recoverable on paid and unpaid losses	397,788	382,878
Funds held by reinsured companies	796,290	937,032
Deferred acquisition costs	547,202	595,557
Deposit assets	241,513	256,702
Net tax assets	66,574	14,960
Goodwill	455,533	455,533
Intangible assets	133,867	178,715
Other assets	70,044	83,113

Total assets	$22,855,373	$23,364,371

Liabilities
Unpaid losses and loss expenses	$11,273,091	$10,666,604
Policy benefits for life and annuity contracts	1,645,662	1,750,410
Unearned premiums	1,448,841	1,599,139
Other reinsurance balances payable	443,873	491,194
Deposit liabilities	249,382	268,239
Net tax liabilities	297,153	316,325
Accounts payable, accrued expenses and other	208,840	244,552
Debt related to senior notes	750,000	750,000
Debt related to capital efficient notes	70,989	70,989

Total liabilities	16,387,831	16,157,452

Shareholders’ Equity
Common shares (par value $1.00; issued: 2011, 84,766,693 shares; 2010, 84,033,089 shares)	84,767	84,033
Preferred shares (par value $1.00; issued and outstanding: 2011, 35,750,000 shares; 2010, 20,800,000 shares; aggregate liquidation value: 2011, $893,750; 2010, $520,000)	35,750	20,800
Additional paid-in capital	3,803,796	3,419,864
Accumulated other comprehensive (loss) income:
Currency translation adjustment	4,267	16,101
Other accumulated comprehensive loss	(16,911)	(12,045)
Retained earnings	4,035,103	4,761,178
Common shares held in treasury, at cost (2011, 19,444,365 shares; 2010, 14,046,895 shares)	(1,479,230)	(1,083,012)

Total shareholders’ equity	6,467,542	7,206,919

Total liabilities and shareholders’ equity	$22,855,373	$23,364,371

Shareholders’ Equity Per Common Share (excluding preferred shares: 2011, $893,750; 2010, $520,000)	$85.33	$95.55

Diluted Book Value Per Common Share and Common Share Equivalents Outstanding (assuming exercise of all share-based awards)	$84.82	$93.77

Number of Common Share and Common Share Equivalents Outstanding	65,715,708	71,312,305

PartnerRe Ltd.

Segment Information

(Expressed in millions of U.S. dollars)

(Unaudited)

For the three months ended December 31, 2011

	North America	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non-life Segment	Life Segment	Corporate and Other	Total
Gross premiums written	$235	$97	$354	$19	$705	$193	$—	$898
Net premiums written	$235	$97	$337	$21	$690	$190	$—	$880
Decrease in unearned premiums	50	95	19	121	285	13	3	301

Net premiums earned	$285	$192	$356	$142	$975	$203	$3	$1,181
Losses and loss expenses and life policy benefits	(184)	(188)	(276)	(250)	(898)	(171)	—	(1,069)
Acquisition costs	(67)	(45)	(88)	(11)	(211)	(28)	—	(239)

Technical result	$34	$(41)	$(8)	$(119)	$(134)	$4	$3	$(127)

Other income					2	1	—	3
Other operating expenses					(78)	(15)	(20)	(113)

Underwriting result					$(210)	$(10)	n/a	$(237)
Net investment income						16	140	156

Allocated underwriting result (1)						$6	n/a	n/a
Net realized and unrealized investment gains							74	74
Interest expense							(12)	(12)
Amortization of intangible assets							(9)	(9)
Net foreign exchange gains							15	15
Income tax expense							(3)	(3)
Interest in losses of equity investments							(2)	(2)

Net loss							n/a	$(18)

Loss ratio (2)	64.6%	97.8%	77.5%	175.9%	92.1%
Acquisition ratio (3)	23.6	23.6	24.6	7.6	21.6

Technical ratio (4)	88.2%	121.4%	102.1%	183.5%	113.7%
Other operating expense ratio (5)					8.0

Combined ratio (6)					121.7%

For the three months ended December 31, 2010

	North America	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non-life Segment	Life Segment	Corporate and Other	Total
Gross premiums written	$196	$118	$296	$5	$615	$212	$—	$827

Net premiums written	$196	$118	$287	$10	$611	$210	$—	$821
Decrease in unearned premiums	64	110	42	155	371	12	1	384

Net premiums earned	$260	$228	$329	$165	$982	$222	$1	$1,205
Losses and loss expenses and life policy benefits	(145)	(141)	(191)	(162)	(639)	(177)	(2)	(818)
Acquisition costs	(71)	(57)	(73)	(12)	(213)	(34)	—	(247)

Technical result	$44	$30	$65	$(9)	$130	$11	$(1)	$140
Other income					2	—	3	5
Other operating expenses					(78)	(17)	(38)	(133)

Underwriting result					$54	$(6)	n/a	$12
Net investment income						18	143	161

Allocated underwriting result (1)						$12	n/a	n/a
Net realized and unrealized investment losses							(83)	(83)
Interest expense							(12)	(12)
Amortization of intangible assets							(9)	(9)
Net foreign exchange losses							(8)	(8)
Income tax expense							(11)	(11)
Interest in earnings of equity investments							7	7

Net income							n/a	$57

Loss ratio (2)	55.9%	61.9%	57.9%	98.0%	65.1%
Acquisition ratio (3)	27.2	24.9	22.2	7.3	21.6

Technical ratio (4)	83.1%	86.8%	80.1%	105.3%	86.7%
Other operating expense ratio (5)					7.9

Combined ratio (6)					94.6%

(1)	Allocated underwriting result is defined as net premiums earned, other income or loss and allocated net investment income less life policy benefits, acquisition costs and other operating expenses.
(2)	Loss ratio is obtained by dividing losses and loss expenses by net premiums earned.
(3)	Acquisition ratio is obtained by dividing acquisition costs by net premiums earned.
(4)	Technical ratio is defined as the sum of the loss ratio and the acquisition ratio.
(5)	Other operating expense ratio is obtained by dividing other operating expenses by net premiums earned.
(6)	Combined ratio is defined as the sum of the technical ratio and the other operating expense ratio.

PartnerRe Ltd.

Segment Information

(Expressed in millions of U.S. dollars)

(Unaudited)

For the year ended December 31, 2011

	North America	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non-life Segment	Life Segment	Corporate and Other	Total
Gross premiums written	$1,104	$682	$1,446	$599	$3,831	$790	$12	$4,633

Net premiums written	$1,104	$678	$1,344	$562	$3,688	$786	$12	$4,486
Decrease in unearned premiums	31	81	32	12	156	6	—	162

Net premiums earned	$1,135	$759	$1,376	$574	$3,844	$792	$12	$4,648
Losses and loss expenses and life policy benefits	(741)	(567)	(950)	(1,459)	(3,717)	(650)	(6)	(4,373)
Acquisition costs	(276)	(191)	(328)	(26)	(821)	(117)	—	(938)

Technical result	$118	$1	$98	$(911)	$(694)	$25	$6	$(663)

Other income					4	1	3	8
Other operating expenses					(283)	(53)	(99)	(435)

Underwriting result					$(973)	$(27)	n/a	$(1,090)

Net investment income						66	563	629

Allocated underwriting result (1)						$39	n/a	n/a

Net realized and unrealized investment gains							67	67
Interest expense							(49)	(49)
Amortization of intangible assets							(36)	(36)
Net foreign exchange gains							34	34
Income tax expense							(69)	(69)
Interest in losses of equity investments							(6)	(6)

Net loss							n/a	$(520)

Loss ratio (2)	65.3%	74.7%	69.1%	254.2%	96.7%
Acquisition ratio (3)	24.3	25.1	23.8	4.5	21.3

Technical ratio (4)	89.6%	99.8%	92.9%	258.7%	118.0%
Other operating expense ratio (5)					7.4

Combined ratio (6)					125.4%

For the year ended December 31, 2010

	North America	Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe	Total Non-life Segment	Life Segment	Corporate and Other	Total
Gross premiums written	$1,028	$909	$1,479	$716	$4,132	$749	$4	$4,885

Net premiums written	$1,026	$898	$1,391	$646	$3,961	$742	$2	$4,705
Decrease in unearned premiums	12	16	14	26	68	2	1	71

Net premiums earned	$1,038	$914	$1,405	$672	$4,029	$744	$3	$4,776
Losses and loss expenses and life policy benefits	(577)	(702)	(985)	(393)	(2,657)	(624)	(3)	(3,284)
Acquisition costs	(288)	(227)	(292)	(49)	(856)	(116)	—	(972)

Technical result	$173	$(15)	$128	$230	$516	$4	$—	$520

Other income					5	2	3	10
Other operating expenses					(317)	(57)	(166)	(540)

Underwriting result					$204	$(51)	n/a	$(10)
Net investment income						71	602	673

Allocated underwriting result (1)						$20	n/a	n/a

Net realized and unrealized investment gains							402	402
Interest expense							(44)	(44)
Amortization of intangible assets							(31)	(31)
Net foreign exchange losses							(21)	(21)
Income tax expense							(129)	(129)
Interest in earnings of equity investments							13	13

Net income							n/a	$853

Loss ratio (2)	55.6%	76.8%	70.0%	58.5%	65.9%
Acquisition ratio (3)	27.8	24.9	20.8	7.2	21.3

Technical ratio (4)	83.4%	101.7%	90.8%	65.7%	87.2%
Other operating expense ratio (5)					7.8

Combined ratio (6)					95.0%